Exhibit 99.2

Combined Financial Statements

Siemens Healthcare Customer Solutions Health Services Business
Year Ended September 30, 2014
With Report of Independent Auditors

Report of Independent Auditors

To the Supervisory Board
Siemens Aktiengesellschaft

We have audited the accompanying combined financial statements of Siemens Healthcare Customer Solutions Health Services Business, which comprise the combined balance sheet as of September 30, 2014, and the related combined statements of income, comprehensive income, shareholder's equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Siemens Healthcare Customer Solutions Health Services Business at September 30, 2014, and the combined results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the 2014 financial statements have been restated to correct an error in accounting for research and development expense in conjunction with capitalized software. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Iselin, New Jersey
January 16, 2015, except as to Note 2, which
is as of March 30, 2015

Siemens Healthcare Customer Solutions Health Services Business

Combined Balance Sheet
(In Thousands)

September 30, 2014

Assets
Current assets:
Cash and cash equivalents	$21
Accounts receivable (less allowance for doubtful accounts of $4,192)	208,873
Cost in excess of billings	20,585
Deferred cost	114,807
Deferred income taxes - net	54,826
Prepaid expenses and other current assets	55,735
Total current assets	454,847

Property, plant, and equipment - net	121,264
Software development costs - net	261,386
Intangible assets - net	21,429
Goodwill	275,345
Deferred cost	306,480
Other long-term assets	6,809
Total assets	$1,447,560

Liabilities and shareholder's equity
Current liabilities:
Accounts payable	$74,709
Accrued liabilities	33,442
Payroll and other employee liabilities	74,884
Income tax payable due to Parent	19,917
Deferred revenue	258,387
Other liabilities	28,621
Total current liabilities	489,960

Deferred income taxes - net	111,205
Deferred revenue	342,959
Other long-term liabilities	14,894
Total liabilities	959,018

Commitments and contingencies (Note 11)

Shareholder's equity	488,542
Total liabilities and shareholder's equity	$1,447,560

See accompanying notes to the combined financial statements.

Siemens Healthcare Customer Solutions Health Services Business

Combined Statement of Income
(In Thousands)

Year Ended September 30, 2014

(Restated)

Net sales	$1,199,157
Cost of goods sold	803,517
Gross profit	395,640

Operating expenses:
Selling, general, and administrative	185,727
Research and development	224,384
Contract settlement (gain)	(38,057)
Total operating expenses	372,054
Operating income - net	23,586

Other expense - net	(1,066)
Earnings before income taxes	22,520

Income tax expense	8,607
Net income	$13,913

See accompanying notes to the combined financial statements.

Siemens Healthcare Customer Solutions Health Services Business

Combined Statement of Comprehensive Income
(In Thousands)

Year Ended September 30, 2014

(Restated)

Net income	$13,913
Other comprehensive income - foreign currency translation, net of tax	808
Comprehensive income	$14,721

See accompanying notes to the combined financial statements.

Siemens Healthcare Customer Solutions Health Services Business

Combined Statement of Shareholder's Equity
(In Thousands)

Year Ended September 30, 2014

(Restated)

Balance - September 30, 2013	$470,538
Comprehensive income:
Net income	13,913
Foreign exchange translation adjustments	808
Net contributions from Parent	3,283
Balance - September 30, 2014	$488,542

See accompanying notes to the combined financial statements.

Siemens Healthcare Customer Solutions Health Services Business

Combined Statement of Cash Flows
(In Thousands)

Year Ended September 30, 2014

(Restated)
Operating activities
Net income	$13,913
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	23,063
Amortization	77,539
Gain on sale of fixed assets	(1,000)
Recoveries for doubtful accounts	(2,197)
Deferred taxes	(11,310)
Changes in operating assets and liabilities
Accounts receivable	(10,668)
Cost in excess of billings	12,382
Deferred cost	(66,470)
Prepaid expenses and other current assets	1,836
Other long-term assets	1,048
Accounts payable	(8,077)
Accrued liabilities	(2,609)
Payroll and employee liabilities	(2,199)
Income tax payable due to Parent	19,917
Deferred revenue	59,947
Other liabilities	(7,580)
Net cash provided by operating activities	97,535

Investing activities
Purchase of property and equipment	(29,198)
Capitalized software development costs and purchased internal use software	(73,118)
Purchase of intangible assets	(307)
Proceeds from sale of fixed assets	1,826
Net cash used in investing activities	(100,797)

Financing activities
Net Parent investment	3,283
Net cash provided by financing activities	3,283

Change in cash and cash equivalents	21
Cash and cash equivalents at beginning of year	—
Cash and cash equivalents at end of year	$21

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$—
Income taxes, net of refunds	$—

See accompanying notes to the combined financial statements.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements

September 30, 2014

1. Nature of Operations, Basis of Presentation, and Summary of Significant Accounting Policies and Accounting Developments

Nature of Operations

Siemens Healthcare Customer Solutions Health Services Business consists of various 100% owned subsidiaries of Siemens AG (the “Parent”). When we use the terms “the Business,” “we,” “us,” “Siemens HS,” “Siemens HS Business,” and “our,” unless otherwise indicated or the context otherwise indicates, we are referring to the Siemens Healthcare Customer Solutions Health Services Business of Siemens AG to indicate the carved-out business to which these combined financial statements relate. When we use the term “Parent,” unless otherwise indicated or the context otherwise requires, we are referring to Siemens AG and its consolidated subsidiaries.

The accompanying combined financial statements are composed of the Siemens Healthcare Customer Solutions Health Services Business activities distributed across 36 wholly owned accounting reporting entities (“Carve-Out Entities”) of Siemens AG.

Siemens HS offers a broad portfolio of enterprise-level clinical and financial health care information technology systems, as well as departmental, connectivity, population health, and care coordination solutions globally. Complementary and supporting services include hosting and managed services, implementation services, and strategic consulting.

Siemens AG uses a centralized approach to cash management and financing of its operations. The majority of the Business’ cash is transferred to Siemens AG daily and Siemens AG funds its operating and investing activities as needed. This centralized approach to cash management was necessary to enable the Business to meet its liquidity needs. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from Siemens AG during the period presented. Cash transfers to and from Siemens AG’s cash management accounts are reflected within equity.

Basis of Presentation

On August 5, 2014, Siemens AG entered into an asset purchase agreement (the “Agreement”) to sell Siemens HS to Cerner Corporation for cash consideration of approximately $1.3 billion.

The accompanying combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flow of Siemens HS. The preparation of these combined financial statements includes the use of “carve-out” accounting procedures wherein certain assets, liabilities, and expenses historically recorded or incurred at the Siemens AG level and other service units and/or legal entities, which related to or were incurred on behalf of Siemens HS, have been identified and allocated as appropriate to reflect the financial results of Siemens HS for the period presented.

The accompanying combined financial statements include certain assets and liabilities that have historically been held at the Siemens AG corporate level but are specifically identifiable or otherwise allocable to Siemens HS. The cash and cash equivalents held by Siemens AG at the corporate level are not specifically identifiable to Siemens HS, except for carve-out entity, and therefore, with the exception of the cash and cash equivalents attributed to that carve-out entity, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying combined balance sheet primarily represent cash held locally by operations included in the combined carve-out financial statements. Siemens AG third-party debt, and the related interest expense has not been allocated for any of the periods presented as Siemens HS was not the legal obligor of the debt and Siemens AG’s borrowings were not directly attributable to these operations.

The costs of certain services have been allocated to the Business on a basis that the Business and Siemens AG consider a reasonable reflection of the benefits received by the Business. However the financial information presented in these combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of the Business had the Business been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Siemens AG. These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the Carve-Out Entities have been eliminated in the accompanying combined financial statements.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

The accompanying combined financial statements have been prepared to assist in Siemens AG’s proposed divestiture of its Siemens HS Business and to demonstrate the historical results of operations, financial position, and cash flows of Siemens HS for the indicated period under Siemens AG’s management.

Summary of Significant Accounting Policies

Principles of Combination

The Siemens Healthcare Customer Solutions Health Services Business combined financial statements include all subsidiaries and entities in which it has a controlling financial interest.

Accounts Receivable and Allowances for Doubtful Accounts

Accounts receivable consist of amounts due to us from normal business activities and are considered past due if not paid within the stated terms. The Company determines the allowance for doubtful accounts by evaluating individual customer receivables and considering customer’s financial condition, credit history, and current economic conditions. We use historical experience as well as current market information in determining the estimate. While actual losses have historically been within management’s expectations and provisions established, if the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Alternatively, if certain customers paid their delinquent receivables, reductions in allowances may be required. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivables previously written off are recorded when received.

Revenue Recognition

We recognize software-related revenue in accordance with the provisions of Accounting Standards Codification (“ASC”) Topic 985-605, Software - Revenue Recognition, and in accordance with ASC Topic 605, Revenue Recognition. In general, revenue is recognized when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists.

•	Delivery has occurred or services have been rendered.

•	Our fee is fixed or determinable.

•	Collection of the revenue is reasonably assured.

The following are our major components of revenue:

•	Sale of goods, comprising of software licenses (term and/or perpetual), third-party hardware, and third-party software sale

•	Rendering of services primarily consisting of the provision of software support and maintenance, hosting services, strategic consulting services, transaction services, and managed services

We enter into multiple-element arrangements that include a combination of various software and non-software-related products and services. In such arrangements, we allocate revenue to software and software-related elements as a group and any non-software element separately based on the relative fair value method. Revenue is recognized when the basic revenue recognition criteria stated above are met for each element. For the group of software and software-related elements, revenue is recognized under the guidance applicable to software transactions described below.

The revenue recognized for each separate element of a multiple-element software contract is based upon vendor-specific objective evidence (“VSOE”) of fair value, which is based upon the price the client is required to pay when the element is sold separately. For arrangements in which vendor-specific objective evidence of fair value only exists for the undelivered elements, the revenue recognized for the delivered elements is determined using the residual method. For those arrangements where VSOE of fair value cannot be established, revenue recognition is evaluated for the combined deliverables as a single unit of accounting and the recognition pattern of the final deliverable (generally the postcontract customer support (“PCS”) term) will dictate the revenue recognition pattern for the single, combined unit of accounting. In arrangements where VSOE of fair value cannot be established, the cost incurred before PCS term is deferred and recognized over the same term.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

We also enter into arrangements that include multiple non-software deliverables. In order to recognize revenue on a delivered element on a non-software multiple-element, the delivered products or services have value to the client on a stand-alone basis and for an arrangement that includes a general right of return relative to the delivered products or services, delivery, or performance of the undelivered product or service is considered probable and is substantially controlled by us. We allocate the arrangement consideration to each element based on the selling price hierarchy of VSOE of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price is available, we use estimated selling price. After the arrangement consideration has been allocated to the elements, we account for each respective element in the arrangement as described below:

•	Hardware - We recognize revenue for hardware upon shipment. The selling price of hardware is based on management’s best estimate of selling price, which consists of cost plus a targeted margin.

•
Strategic consulting - We provide strategic consulting services. These services vary depending on the scope and complexity of the engagement. Examples of such services may include database consulting, system configuration, project management, testing assistance, network consulting, post conversion review, and application management services. Revenue from consulting services is recognized when the related services are rendered.

•	Managed services - Managed services are generally marketed under multiyear agreements and are recognized ratably over the contractual terms.

Software support services are marketed under multiyear arrangements and are recognized as revenue ratably over the contractual support term. Hardware and sublicensed software maintenance revenues are recognized ratably over the contractual maintenance term.

We also provide hosting services for our software solutions available within an environment that we manage from our data centers. The data centers provide system and administrative support as well as processing services. Revenue on these services is recognized ratably over the term of the contract.

Transaction services are generally marketed under multiyear agreements and are recognized as services are rendered over the contractual terms.

Revenue generally is recognized net of any taxes collected from clients and subsequently remitted to governmental authorities.

Contract Settlement

In fiscal year 2014, Siemens HS entered into settlement agreements with customers to terminate their long-term agreements. These settlement agreements resulted in a gain of $38.1 million.

Contract Loss Provisions

Contract loss provisions are established in the period when the current estimate of total contract costs exceeds contract revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with less than three months maturity from the date of acquisition to be cash equivalents. Cash and cash equivalents are measured at fair value.

Concentrations

As of September 30, 2014, we had a significant concentration of receivables from the United States, the receivables from the United States customers make up 83% of the total accounts receivable net of allowance.

Property, Plant, and Equipment

We account for property and equipment in accordance with ASC Topic 360, Property, Plant, and Equipment. Property, equipment, and leasehold improvements are stated at cost. Depreciation of property and equipment is computed using the straight-line method based on the useful lives of the assets.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

The useful lives used to depreciate property, plant, and equipment are as follows:

Buildings	20-50 years
Computer equipment	5-10 years
Furniture and office equipment	5 years
Leasehold improvement	Lesser term of lease or life of asset

Renewals and improvements that significantly extend the useful lives of the assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.
Impairment of Long-Lived Assets
The Company reviews the carrying values of its long-lived assets to be held and used for possible impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, based on undiscounted estimated cash flows expected to result from its use and eventual disposition. The factors considered by the Company in performing this assessment include current operating results, trends and other economic factors. In assessing the recoverability of the carrying value of a long-lived asset, the Company must make assumptions regarding future cash flows and other factors. If these estimates or the related assumptions change in the future, the Company may be required to record an impairment loss for these assets.

Software Development Costs

Software development costs are accounted for in accordance with ASC Topic 985-20, Costs of Software to be Sold, Leased, or Marketed. Software development costs incurred internally in creating computer software products are expensed until technological feasibility has been established upon completion of a detailed program design. Thereafter, all software development costs incurred through the software’s general release date are capitalized and subsequently reported at the lower of cost or net realizable value. Capitalized costs are amortized, starting at the general release date, based on current and expected future revenue for each software solution with minimum annual amortization equal to the straight-line amortization over the estimated economic life of the solution. We amortize capitalized software development costs over five years.

Goodwill

We account for goodwill under the provisions of ASC Topic 350, Intangibles - Goodwill and Other. Goodwill is not amortized, but is evaluated for impairment annually or whenever there is an impairment indicator. Refer to Note 5 for more information on goodwill and other intangible assets.

We evaluate the recoverability of goodwill using a qualitative test. As of September 30, 2014, the fair value of the health services (“HS”) business significantly exceeded the book value of HS (including allocated goodwill). The fair value of the HS business was derived from the selling price as per the Agreement, adjusted for transaction and carve-out costs, net working capital variations, and other reconciling items. Based on this evaluation, there was no impairment of goodwill recognized during the year.

Other Intangible Assets
Other intangible assets consist of trademarks, software acquired from third parties, and separately acquired customer base. The Company amortizes intangible assets with finite useful lives on a straight-line basis over their respective estimated useful lives to their estimated residual values. Refer to Note 5 for more information on goodwill and other intangible assets.

Contingencies

We accrue estimates for resolution of any legal and other contingencies when losses are probable and estimable, in accordance with ASC Topic 450, Contingencies. We currently have no material pending litigation.

The terms of our software license agreements with our clients generally provide for a limited indemnification of such clients against losses, expenses, and liabilities arising from third-party claims based on alleged infringement by our solutions of an intellectual property right of such

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

third party. The terms of such indemnification often limit the scope of and remedies for such indemnification obligations and generally include a right to replace or modify an infringing solution. During the year, we have not had to reimburse any of our clients for any losses related to these indemnification provisions pertaining to third‑party intellectual property infringement claims. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the terms of the corresponding agreements with our clients, we cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions.

From time to time, we are involved in routine litigation incidental to the conduct of our business, including, for example, employment disputes and litigation alleging solution defects, personal injury, intellectual property infringement, violations of law, and breaches of contract and warranties. We believe that no such routine litigation currently pending against us, if adversely determined, would have a material adverse effect on our combined financial position, results of operations, or cash flows.

Stock-Based Compensation
We recognize all share-based payments to employees including grants of stock awards, Jubilee shares, and other shares, in the financial statements as compensation cost based on their fair value on the date of grant, in accordance with ASC Topic 718, Compensation - Stock Compensation. This compensation cost is recognized over the vesting period on a straight-line basis for the fair value of awards that actually vest. The total pretax expense for share-based payment recognized in the accompanying combined statement of income for both Stock Awards and Share Matching Plan, amounted to $1.3 million for the year ended September 30, 2014. The total compensation cost not yet recognized for non‑vested matching shares amounts to $1.8 million, which will be recognized over the remaining weighted-average period of 29 months.

Translation of Foreign Currencies
Our combined financial statements are presented in U.S. dollars. The financial statement of our operations whose functional currency is not U.S. dollars is translated into U.S. dollars at the exchange rates in effect at the balance sheet dates for assets and liabilities and at an average rate for the period for revenues and expenses. The unrealized foreign currency translation gains and losses on the net investment in these foreign operations are accumulated in equity as a component of other comprehensive income.

Pension Benefits
Siemens HS Business employees participate in defined benefit pension plans sponsored by Siemens AG. Such plans are accounted for as multi-employer plans in the combined financial statements. As a result, no asset or liability was recorded by Siemens HS Business to recognize the funded status of these plans. In addition, our employees participate in the defined contribution pension plans as administered and sponsored by Siemens AG. Pension expenses related to the defined benefit and defined contribution plans for the Siemens HS Business are reflected in net earnings on the combined statement of income. Refer to Note 9 for a detailed discussion of pension benefits.

Income Taxes
For the purpose of these combined financial statements, the tax provision of the Siemens HS Business was derived from financial information included in the consolidated financial statements of Siemens AG, including allocations and eliminations deemed necessary by management. The Siemens HS Business does not file separate U.S. federal tax returns, but rather is included as part of the various U.S. returns filed by Siemens AG or its subsidiaries. For the purpose of the combined financial statements, the Siemens HS Business tax provision was computed as if it were a separate company using the tax rates in effect at the time. Siemens AG manages its tax position for the benefit of its entire portfolio of businesses, and its tax strategies, including utilization of loss carryforwards, are not necessarily reflective of what the Siemens HS Business would have followed as a stand-alone entity.

Deferred tax assets or liabilities reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

We account for income taxes using the asset and liability method in accordance with ASC Topic 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period expected to apply its taxable income in the years in which these temporary differences are expected to be recovered or settled.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

We recognize the financial statement effects of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. We accrue for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

The tax benefit or valuation allowance related to net operating losses (“NOLs”) is recognized and is evaluated on a stand-alone basis.

In establishing the appropriate income tax valuation allowances, the Siemens HS Business assesses its net deferred tax assets based on all available evidence, both positive and negative, to determine whether it is more likely than not that the remaining net deferred tax assets or a portion thereof will be realized.

Use of Estimates
The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the accompanying combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. Estimates are used on a regular basis and, with the information available, management reviews its estimates when accounting for items and matters, such as revenue recognition, allowances for uncollectible accounts receivable, estimated useful lives of intangible assets and plant and equipment, asset valuations, impairment and recoverability assessments, employee benefits and share-based compensation, taxes and related valuation allowances and provisions, restructuring and other provisions, contingencies, and allocations of various expenses that have historically been incurred by Siemens AG.

Accounting Developments
In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, providing guidance on the presentation of unrecognized tax benefits in the financial statements as either a reduction to a deferred tax asset or either a liability to better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when NOL carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments in this ASU do not require new recurring disclosures. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this ASU should be applied prospectively to all unrecognized tax benefits that exist at the effective date. The adoption of the amendments in this ASU did not have a significant impact on our combined financial statements.
In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This guidance improves U.S. GAAP by more faithfully representing when a company or other organization discontinues its operations. ASU No. 2014-08 changed the criteria for reporting a discontinued operation. Under the new guidance, a disposal of part of an organization that has a major effect on its operations and financial results is a discontinued operation. ASU No. 2014-08 is effective on a prospective basis for interim and annual periods beginning on or after December 15, 2014, although early adoption is permitted. The adoption of the amendments in this ASU would not have an impact on our combined financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

2. Restatement of Previously Issued Financial Statements

The Company restated its previously issued combined financial statements for the fiscal year ended September 30, 2014, to correct an error in its research and development expense. The effect of the restatement resulted in an increase in research and development expense of $23.7 million in the combined statement of income for the year ended September 30, 2014, and a reduction of income tax expense of $9.7 million, resulting in an adjustment to operating income and net income of $23.7 million and $14.0 million, respectively. Accordingly, the restatement corrects the following line items in the Company's consolidated financial statements for the year ended September 30, 2014, in addition to the related footnotes.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

	Previously Reported	Adjustments	Restated
	(In Thousands)
Combined statement of income
Research and development expense	$200,644	$23,740	$224,384
Total operating expenses	348,314	23,740	372,054
Operating income - net	47,326	(23,740)	23,586
Earnings before income taxes	46,260	(23,740)	22,520
Income taxes	18,305	(9,698)	8,607
Net income	27,955	(14,042)	13,913

Combined statement of comprehensive income
Net income	27,955	(14,042)	13,913
Comprehensive income	28,763	(14,042)	14,721

Combined statement of shareholder's equity
Balance - September 30, 2013	456,496	14,042	470,538
Net income	27,955	(14,042)	13,913
Comprehensive income	28,763	(14,042)	14,721

Combined statement of cash flows
Net income	27,955	(14,042)	13,913
Capitalized software additions	96,858	(23,740)	73,118
Deferred taxes	(1,612)	(9,698)	(11,310)
Net cash provided by operating activities	121,275	(14,042)	97,535
Net cash used in investing activities	(124,537)	14,042	(100,797)

3. Property, Plant, and Equipment

A summary of property, plant, and equipment and leasehold improvements stated at cost, less accumulated depreciation, and amortization is as follows (in thousands):

Buildings	$136,552
Computer equipment	115,578
Furniture and office equipment	24,257
Leasehold improvements	10
Construction in progress	11,035
287,432
Less accumulated depreciation	(166,168)
$121,264

Depreciation expense amounted to $23,063 thousand for the year ended September 30, 2014.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

4. Software Development Costs

A summary of software development cost, less accumulated amortization and the impact of translation is as follows (in thousands):

(Restated)

Beginning software development costs as of September 30, 2013 - net	$262,440
Add new software development costs and purchased software	73,118
Less amortization of capitalized software development costs	(72,630)
Translation differences	(1,542)
Capitalized software development costs as of September 30, 2014 - net	$261,386

Accumulated amortization at September 30, 2014 was $935,037.

5. Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill as of September 30, 2014, are as follows (in thousands):

Beginning balance as of September 30, 2013	$276,417
Foreign currency translation adjustment	(1,072)
Ending goodwill balance as of September 30, 2014	$275,345

Intangible assets subject to amortization on a straight-line basis and are summarized as follows (in thousands):

	Amortizable Life	Gross Value	Accumulated Amortization	Net Intangibles

Trademark	5-10 years	$30,879	$(20,201)	$10,678
Separately acquired customer base		21,428	(14,019)	7,409
Licenses and acquired software licenses		10,458	(7,116)	3,342
Total		$62,765	$(41,336)	$21,429

Estimated aggregate amortization expense for each of the next five years is as follows (in thousands):

2015	$5,475
2016	5,080
2017	4,048
2018	3,230
2019	2,368
$20,201

Amortization expense related to intangible assets amounted to $4,909 thousand during the year ended September 30, 2014. There was no impairment related to intangibles for the year ended September 30, 2014.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

6. Other Liabilities

Our other liabilities are composed of the following as of September 30, 2014 (in thousands):

Sales and other taxes	$7,436
Current provisions	5,687
Miscellaneous liabilities	15,498
$28,621

7. Leases

Rental expense under operating leases for the year ended September 30, 2014, was $7,276 thousand. Real estate taxes, insurance, and maintenance expenses are generally our obligations and, accordingly, were not included as part of rental payments. It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

Our capital lease obligations are primarily related to the procurement of cars and computer equipment. Depreciation and amortization of capitalized leased assets is immaterial and included within selling, general, and administrative.

8. Income Taxes

Income tax expense (benefit) for the year ended September 30, 2014 consists of the following (in thousands):

(Restated)
Current:
Federal	$17,816
State	5,044
Foreign	(2,943)
Total current expense	19,917

Deferred:
Federal	(10,421)
State	(2,945)
Foreign	2,056
Total deferred expense (benefit)	(11,310)
Total income tax expense	$8,607

The effective income tax rate for the year ended September 30, 2014 was 38.2%. This effective rate differs from the U.S. federal statutory rate of 35% due primarily to state taxes, non-deductible expenses, and foreign taxes at rates different from the U.S. federal statutory rate.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

Deferred tax assets and liabilities as of September 30, 2014, were as follows (in thousands):

(Restated)
Deferred income tax assets - current:
Deferred revenue	$81,095
Accounts receivable (valuation allowance)	10,962
Accrued liabilities	9,189
101,246
Deferred income tax assets - noncurrent:
Accrued liabilities	1,186
Deferred revenue	133,811
Net operating losses	881
135,878
Total deferred income tax assets	237,124

Deferred income tax liabilities - current:
Prepaid expenses	(7,835)
Cost in excess of billings	(2,993)
Deferred cost	(35,591)
(46,419)
Deferred income tax liabilities - noncurrent:
Intangible assets	(636)
Property, plant, and equipment	(9,263)
Deferred cost	(121,293)
Software development costs	(115,892)
(247,084)
Total deferred income tax liabilities	(293,503)
Net deferred income tax liabilities	$(56,379)

Valuation Allowance

We assess our ability to realize deferred tax assets primarily based on the future earnings potential and the reversal of taxable temporary differences when recognizing deferred assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We have determined that it is more likely than not that we will realize our deferred tax assets. Therefore, we do not have a valuation allowance.

Accounting for Uncertainty in Income Taxes

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities for the year ended September 30, 2014. Interest expenses related to unrecognized tax benefits are included in income tax expense. Penalties, if any, are recognized as a component of general and administrative expenses.

We did not have any potential exposure for tax, interest, and penalties related to uncertain tax positions at September 30, 2014. We do not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

9. Pensions and Other Postretirement Plans

Postemployment benefits are administered and sponsored by Siemens AG and are organized through defined benefit plans as well as defined contribution plans. The majority of Siemens HS Business employees participate in these pension plans.

The defined benefit plans are accounted for as multiemployer plans in the combined financial statements. As a result, no asset or liability was recorded by Siemens HS to recognize the funded status of these plans. Siemens HS recorded expenses of $6.7 million for the year ended September 30, 2014. As of September 30, 2014, the defined benefit plans were approximately 80% funded.

Siemens HS Business employees also participate in defined contribution plans. Contributions made by Siemens group entities for the defined contribution plans are determined as a percentage of the covered employees' salaries and the expenses recorded amount to $23.0 million for the year ended September 30, 2014.

10. Financial Instruments and Fair Value Measurements

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable, and other current liabilities, approximate their fair value because of the short-term maturities of these instruments.

11. Commitments and Contingencies

Legal

We are subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. A number of such matters involve, or may involve, claims for a material amount of damages and relate to allegations that we have breached our obligations under our client and vendor agreements. These breach allegations relate to a variety of matters, including, for example, on the client-side, claims of software malfunction or defects causing interruption of operations and other damages or harm, service level agreement failures, improper performance of services, late delivery of products and/or services, and/or disputes regarding long-term delivery contracts. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our combined financial statements, these matters are subject to inherent uncertainties and management's view of these matters may change in the future.

Commitments
We are committed under operating leases primarily for office space. Aggregate minimum future payments under these noncancelable operating leases are as follows (in thousands):

Operating Lease Obligations

2015	$3,570
2016	235
2017	86
2018	6
2019	—
$3,897

Guarantees

Guarantees are held centrally within Siemens AG and the information for Siemens HS Business is extracted on a global level. The costs of securing the guarantees, including both the staff running the process and costs paid to external providers are included in the accompanying combined financial statements; however, the guarantee instruments are not presented in the combined balance sheet as of September 30, 2014.

Siemens Healthcare Customer Solutions Health Services Business

Notes to Combined Financial Statements (continued)

We occasionally are required, for various reasons, to enter into financial guarantees with third parties in the ordinary course of our business, including, among others, guarantees related to foreign exchange trades, taxes, import licenses, and letters of credit on behalf of parties with whom we conduct business. Such agreements have not had a material effect on our results of operations, financial position, or cash flows.

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe upon a third party's intellectual property rights. As of September 30, 2014, we have not incurred any material costs as a result of such indemnifications and have not accrued any material liabilities related to such obligations in our combined financial statements. Certain of our product sales agreements also include additional indemnities. It is not possible to determine the maximum potential amount under these indemnification agreements due to our limited and infrequent history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement.

12. Related-Party Transactions

Siemens AG and its affiliates provide certain services to Siemens HS, which include management services, treasury and financial risk management, real estate services, payroll, other employee benefits, talent acquisition and recruiting, information technology, marketing, and sales related services, accounting, and tax as well as legal services. According to transitional provision, some of these services will be provided to Siemens HS on a temporary basis after the acquisition. The financial information in these combined financial statements does not necessarily encompass all expenses that would have been incurred had Siemens HS been a stand-alone entity. Therefore, the financial information presented in the carve-out combined financial statements may not necessarily reflect the condensed combined financial position, results of operations, and cash flows of Siemens HS in the future or what they would have been had Siemens HS been a stand-alone entity during the period presented. Based on its assessment, management concludes that the methods used to allocate expenses to Siemens HS are reasonable. We use an activity based allocation method which includes relative sales and cost keys, headcount, square footage, or other measures. The related expenses totaled $84.3 million for the year ended September 30, 2014.

Total receivables from affiliated companies, officers, and employees were $8.6 million, nil, and $109 thousand as of September 30, 2014, respectively.

Total income tax payable due to Parent was $19.9 million as of September 30, 2014.

The Company sold a note receivable related to a contract settlement to an affiliate of the Parent in 2014 for $22.8 million. The cash was received and a gain was recorded.

13. Subsequent Events

We have evaluated subsequent events from the balance sheet date through January 16, 2015, except as to Note 2, which is as of March 30, 2015, the date these combined financial statements have become available, and no material subsequent events have occurred since September 30, 2014, that require recognition or disclosure in the financial statements.